UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐ Preliminary information statement

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☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

March 7, 2016

Dear Shareholders:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The document relates to the appointment of a new investment adviser to The Saratoga Advantage Trust Financial Services Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, Saratoga Capital Management, LLC (the manager to the Portfolio) has selected, and the Board of Trustees of The Saratoga Advantage Trust has approved, Smith Group Asset Management as the new investment adviser to the Portfolio.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.                   BACKGROUND

Effective December 29, 2015, Loomis, Sayles & Company, L.P. (“Loomis Sayles”) was replaced as investment adviser to the Financial Services Portfolio (the “Portfolio”) of The Saratoga Advantage Trust (the “Trust”). To replace Loomis Sayles, the Trust’s Board of Trustees (the “Board”) has selected Smith Group Asset Management (“Smith Group” or the “Adviser”) as the new investment adviser to the Portfolio pursuant to a new investment advisory agreement between Smith Group and Saratoga Capital Management, LLC (the “Manager”) (the “New Investment Advisory Agreement”). The New Investment Advisory Agreement is substantially the same as the prior investment advisory agreement with Loomis Sayles (the “Prior Agreement”) except for the dates of execution and termination.

Smith Group, a registered investment adviser, had approximately $3.6 billion in assets under management as of December 31, 2015. Smith Group is located at 100 Crescent Court, Suite 1150, Dallas, Texas 75201.

Under an Order the Trust has received from the Securities and Exchange Commission, the Manager is permitted, subject to the approval of the Board, to select investment advisers to manage all or a portion of the assets of the Portfolio and enter into investment advisory agreements with investment advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new investment adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about March 7, 2016 to the Portfolio’s shareholders of record as of February 26, 2016 (the “Record Date”).

As of the Record Date, there were issued and outstanding 14,577.718, 13,218.311, and 200,697.306 shares of the Portfolio’s A, C and I classes, respectively.

II.	INFORMATION CONCERNING THE NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND SMITH GROUP WITH RESPECT TO THE PORTFOLIO.

On October 29, 2015, the Board met in person and considered the selection of a new investment adviser for the Portfolio and the adoption of a new investment advisory agreement. At their meeting, the Trustees, including all of the Trustees who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), appointed Smith Group to serve as the investment adviser to the Portfolio, effective December 29, 2015. The New Investment Advisory Agreement, dated December 29, 2015, contains substantially identical terms and conditions as the Prior Agreement. In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Pursuant to the New Investment Advisory Agreement, Smith Group, at its own expense, furnishes necessary investment and management facilities for conducting its portion of the investment activities of the Portfolio, and pays the salaries of its personnel under the New

Investment Advisory Agreement. In addition, under the New Investment Advisory Agreement: (a) the Manager shall indemnify and hold harmless Smith Group, its officers and directors and each person, if any, who control Smith Group within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as the “Indemnified Party”), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which the New Investment Advisory Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Investment Advisory Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Smith Group or such controlling persons; and (c) Smith Group shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Investment Advisory Agreement relates, but only with respect to Smith Group’s misfeasance, bad faith or negligence in the performance of its duties under the New Investment Advisory Agreement.

Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the New Investment Advisory Agreement, Smith Group will receive from the Manager, as did Loomis Sayles, a portion of the management fee payable by the Portfolio to the Manager. The Manager’s management fee is calculated at an annual rate of 1.25% of daily net assets of the Portfolio. This rate will not increase under the New Investment Advisory Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2015, the Manager paid $3,005.16 in investment advisory fees to Loomis Sayles.

III. BOARD CONSIDERATION

At the meeting held on October 29, 2015, the Board approved the New Investment Advisory Agreement. In evaluating Smith Group, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Smith Group, including information regarding its personnel, operations and investment performance. Representatives from Smith Group made a presentation to the Board, and responded to questions from the Trustees. The Board also reviewed and discussed the terms of the New Investment Advisory Agreement and compared it to the Prior Agreement.

The Board considered, with its legal counsel: (i) the nature, quality and extent of the services to be provided by Smith Group; (ii) the depth of organization, expertise, reputation and experience of Smith Group; (iii) Smith Group’s investment performance; and (iv) the reasonableness of the fee split between the Manager and Smith Group. The Board also discussed the terms and conditions of the New Investment Advisory Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Investment Advisory Agreement are substantially the same, in all material respects, as the terms of the Prior

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Agreement.  In particular, the Board noted that under the New Investment Advisory Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that the New Investment Advisory Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV. DURATION AND TERMINATION OF NEW INVESTMENT ADVIOSRY AGREEMENT

The New Investment Advisory Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio. The New Investment Advisory Agreement will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

V.	GENERAL INFORMATION CONCERNING SMITH GROUP

The names, titles and principal occupations of the executive officers and directors of Smith Group are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Stephen S. Smith, CFA	Founder, Chief Executive Officer and Chief Investment Officer
John D. Brim, CFA	President, Senior Portfolio Manager
Luci Neumann	Chief Compliance Officer, Chief Operating Officer

The business address of each person listed above is 100 Crescent Court, Suite 1150, Dallas, Texas 75201.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395, Attention: Bruce E. Ventimiglia).

The Manager is located at 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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